EXHIBIT 11

Alcoa and subsidiaries


         Computation of Earnings (Loss) per Common Share
                For the six months ended June 30
               (in millions, except share amounts)


                                                  1994          1993
                                                  ----          ----

 1.  Income (loss) applicable to common          $ (63.9)        $ 61.9
     stock before extraordinary loss *

 2.  Weighted average number of common         88,707,245    87,116,528
     shares outstanding during the period

 3.  Primary earnings (loss) per common             $(.72)        $ .71
     share before extraordinary loss
     (1 divided by 2)

 4.  Fully diluted earnings (loss) before          $(63.9)       $ 61.9
     extraordinary loss (1)

 5.  Shares issuable under compensation plans      43,788           789

 6.  Shares issuable upon exercise of             242,654       249,594
     dilutive outstanding stock options
     (treasury stock method)

 7.  Fully diluted shares (2 + 5 + 6)          88,993,687    87,366,911

 8.  Fully diluted earnings (loss) per              $(.72)        $ .71
     common share before extraordinary
     loss (4 divided by 7)


*  After preferred dividend requirement
